EXHIBIT 1
ACTION BY UNANIMOUS WRITTEN CONSENT
IN LIEU OF THE FIRST MEETING
OF THE BOARD OF DIRECTORS OF
EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
 We, the undersigned, being all of the Directors of EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY (the "Company"), a New York corporation, do hereby adopt the following resolutions by unanimous written consent in accordance with Section 708 of the Business Corporation Law of the State of New York, by written consent without a meeting and in lieu of the Organizational Meeting of the Board of Directors, with full force and effect as if adopted by the unanimous affirmative vote of the Board of Directors at a duly constituted meeting:
1. RESOLVED, that all acts of the Incorporators of the Company, taken in their capacity as such through the Statement of Organization by the Incorporators or otherwise, be, and hereby are in all respects ratified, confirmed and approved and that the Secretary of the Company be, and hereby is, authorized and directed to file such Statement with the minutes of the Company;

2. RESOLVED, that all acts of the Directors of the Company, taken in their capacity as such in connection with the organization and licensing of the Company, be and hereby are in all respects ratified, confirmed and approved and that the Secretary of the Company be, and hereby is, authorized and directed to file any resolutions adopted in connection with such organization and licensing with the minutes of the Corporation;

3. RESOLVED, that a certified copy of the Charter as filed with the New York Insurance Department on May 1, 1991 be inserted in the minute book of this Company;

4. RESOLVED, that the following persons be, and they hereby are, elected to the offices of the Company set forth opposite their respective names below to serve in such capacity until their successors have been duly elected and qualified:
 Rodney R. Rohda, President and Chief Executive Officer
 Allan Brandon, Chief Administrative Officer
 Michael G. Kafantis II, Treasurer
 David C. Weinstein, Secretary
 Judith Hogan, Assistant Secretary
5. RESOLVED, that this Company shall have a corporate seal in the usual form, having in its circumference Empire Fidelity Investments Life Insurance Company, and in the center thereof INCORPORATED 1991 NEW YORK, and that an impression of said seal shall be affixed at the margin of this resolution for the purpose of identification;

6. RESOLVED, that the By-Laws for the regulation of the affairs of the Company, be, and hereby are in all respects ratified, confirmed and approved, and that the Secretary of the Company is authorized and directed to file such By-Laws with the minutes of the Company;

7. RESOLVED, that the officers of this Company are hereby empowered to enter into Investment Advisory Agreements, Administrative Services Agreements and such other agreements, contracts or arrangements as they deem necessary or appropriate to assist the Company in the transaction of its insurance business, subject to and in accordance with the provisions of the New York Insurance Law;

8. RESOLVED, that the following persons shall serve on the Committee of Independent Disinterested Directors pursuant to Section 7 of the By-Laws of the Company:
 John H. Stimpson
 Roy C. Ballentine
 Peter G. Johannsen
 Joshua M. Berman
 Malcolm MacKay
9. RESOLVED, that the Company, pursuant to the provisions of Section 4240 of the New York Insurance Law hereby establishes two separate accounts designated Empire Fidelity Investments Variable Annuity Account A and Empire Fidelity Investments Variable Life Account A, respectively (collectively, the "Accounts") or such other name(s) as the officers of the Company deem appropriate;

10. RESOLVED, that the President, Treasurer, or Secretary, each be authorized to take all necessary and appropriate action to accomplish the registration of the Accounts as investment companies under the Investment Company Act of 1940 and the registration of the variable annuity contracts and variable life policies issued in connection with the Accounts as securities under the Securities Act of 1933, and to take all action necessary to comply with such Acts, including but not limited to the execution and filing of registration statements and amendments thereto, (including the payment of registration fees), execution and filing of applications for exemptions (and amendments thereto) from the provisions of the Acts as may be necessary or desirable, and execution of agreements for the management of the Accounts and for the distribution of variable annuity contracts and variable life policies funded through the Accounts;

11. RESOLVED, that the Company receive and hold in the Accounts (i) amounts arising from premium payments received by the Company under certain variable annuity contracts and variable life policies (in accordance with the provisions of such contracts and policies) and (ii) such other assets of the Company as the officers of the Company may deem prudent and appropriate to support the issuance and maintenance of such contracts and policies;

12. RESOLVED, that the assets held in the Accounts be invested and reinvested in shares of Variable Insurance Products Fund, Variable Insurance Products Fund II or such other open-end management investment companies registered under the Investment Company Act of 1940 and advised by Fidelity Management & Research Company;

13. RESOLVED, that the signature of any Director or Officer of the Company required by law to affix his or her signature to a registration statement under the Investment Company Act of 1940 and/or Securities Act of 1933, or any amendment thereof, may be affixed by said Director or Officer personally or by an attorney-in-fact duly constituted in writing by said Director or Officer to sign his or her name thereto;

14. RESOLVED, that the President is hereby appointed agent of the Company to receive any and all notices from the Securities and Exchange Commission relating to the registration statements for the Accounts and the contracts or the policies, and all amendments thereof; and

15. RESOLVED, that the President, Treasurer, or Secretary, each be authorized to take whatever steps as may be necessary to comply with such laws and regulations of the several states as may be applicable to the Accounts or the contracts or the policies.
 IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the 15th day of July, 1991.
\s\ Edward C. Johnson 3d  \s\ J. Gary Burkhead
Edward C. Johnson 3d  J. Gary Burkhead
\s\ John J. Cook, Jr.  \s\ James C. Curvey
John J. Cook, Jr.  James C. Curvey
\s\ John J. Remondi  \s\ Rodney R. Rohda
John J. Remondi  Rodney R. Rohda
\s\ Robert C. Pozen  \s\ David C. Weinstein
Robert C. Pozen  David C. Weinstein
\s\ John H. Stimpson  \s\ Joshua M. Berman
John H. Stimpson  Joshua M. Berman
\s\ Roy C. Ballentine  \s\ Peter G. Johannsen
Roy C. Ballentine  Peter G. Johannsen
\s\ Malcolm Mackay
Malcolm MacKay